Exhibit 3.3

FIRST AMENDMENT

TO

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DELEK LOGISTICS GP, LLC

THIS FIRST AMENDMENT (this “Amendment”) to the First Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Delek Logistics GP, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of November 7, 2012, by Delek US Holdings, Inc., a Delaware corporation (“Delek US”), as the sole member of the Company (the “Member”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given such terms in the LLC Agreement.

RECITALS

WHEREAS, Delek US, as the sole Member of the Company, entered into the original limited liability company agreement of the Company, dated as of April 24, 2012;

WHEREAS, Delek US , as the sole Member of the Company, entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 7, 2012;

WHEREAS, pursuant to a Contribution, Conveyance and Assumption Agreement, dated as of November 7, 2012, by and among Delek Logistics Partners, LP, the Company, Delek Logistics Operating, LLC, Delek Crude Logistics, LLC, Delek US, Delek Marketing & Supply, LLC, Delek Marketing & Supply, LP, Lion Oil Company and Delek Logistics Services Company (the “Contribution Agreement”), 100% of the membership interests in the Company were contributed by Delek US to Delek Logistics Services Company, a Delaware corporation (“Delek Logistics Services”);

WHEREAS, the Member wishes to amend the LLC Agreement to reflect that, pursuant to the Contribution Agreement, Delek Logistics Services is the sole Member of the Company;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

1. Member. All references in the LLC Agreement to (a) Delek US and/or (b) the sole Member of the Company shall, in each case, be replaced with and reference Delek Logistics Services.

2. LLC Agreement Otherwise Unchanged. Except as set forth in this Amendment, the LLC Agreement remains unchanged and in full force and effect.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction).

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IN WITNESS WHEREOF, the sole Member has caused this Amendment to be effective as of the date and time first written above.

DELEK US HOLDINGS, INC.

By:	/s/ Kent B. Thomas
Name: Kent B. Thomas
Title: Executive Vice President and General Counsel

By:	/s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title: Vice President